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                                                                    EXHIBIT 99.2


MEMORANDUM


TO:       All Premenos Optionholders

FROM:     Tim Dreisbach

DATE:     November 25, 1997

SUBJECT:  Option Exchange Agreement


We are pleased to forward to you the enclosed materials relating to the substitution of options to purchase Harbinger Corporation common stock (the "Harbinger Options") for your Premenos Options upon the effective date of the merger between Premenos and Harbinger. Your package includes the following items in addition to this letter:

     Option Notice, Assumption and Substitution Agreement (with all exhibits) Option Notice, Assumption and Substitution Agreement (without exhibits) Question and Answer Document
     Affidavit and Loss of Indemnity Agreement
     Joint Proxy Statement/Prospectus

We urge you to read these documents carefully. The Question and Answer Document explains the procedures for substituting Harbinger Options for your Premenos Options. As part of the procedure, you must execute and return to Ardene Fullerton at Premenos the Option Notice, Assumption and Substitution Agreement. For convenience we enclosed an extra copy of the Assumption and Substitution Agreement (without exhibits and with the bright pink cover sheet) for you to execute and return; you should retain the copy with exhibits for your records.

We believe that acquiring Harbinger Options in substitution for Premenos Options is in your the best interests, and we recommend that you execute and return the Option Notice, Assumption and Substitution Agreement. If you do not execute and return the documents, you will continue to hold Premenos Options representing the right to purchase Premenos Common Stock and not Harbinger Common Stock. After the effective date of the merger, the ability to sell Premenos Common Stock will be extremely limited and the value will be greatly reduced as Premenos stock will not be registered under applicable securities laws and will contain a legend restricting sale, transfer or other disposition of such stock.

Premenos and Harbinger have set the close of business on Friday, December 12, 1997, as the deadline for submitting your Option Notice, Assumption and Substitution Agreement. Premenos and Harbinger may accept Agreements after the 12th, but we urge you to comply with this deadline to insure that you will receive your Harbinger Options as soon as practicable after the effective date of the merger.